Exhibit 10.17

EMPLOYMENT TERMS

These Employment Terms (these “Terms”), effective as of September 30, 2009 (the “Effective Date”), are entered into between Kennon Guglielmo (“Employee”) and Global Controls & Instrumentation, LLC, an Oklahoma limited liability company (“Employer”).

WITNESSETH:

WHEREAS, these Terms are entered into in connection with that certain Contribution Agreement (the “Contribution Agreement”) among EControls, LLC, a Texas limited liability company, EControls Group, Inc., a Texas corporation formerly known as EControls, Inc. (“EControls-Inc.”), Murphy Group, Inc., an Oklahoma corporation formerly known as Murphy Industries, Inc., Murphy Industries, LLC, an Oklahoma limited liability company, and Employer; and

WHEREAS, Employee has been previously employed by EControls-Inc. and Employer desires the services of Employee;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1. Employment. Employee shall be employed by Employer on an at will basis. Employee shall be Employers Chief Technical Officer.

2. Compensation. Employee’s salary as an employee of Employer shall be in the amount of $ per annum. Prior to the date hereof, EControls-Inc. paid the amount of Employee’s premiums on certain term life insurance policies (the “Term Life Insurance Policies”). Until January 2, 2016, Employer shall pay such premiums, as they come due, on the Term Life Insurance Policies.

3. Confidentiality; Non-Compete; Non-Solicitation; Inventions.

(a) Confidentiality. Employee will not at any time, whether during or subsequent to employment, directly or indirectly divulge to any other person, firm, partnership, limited liability company, trust corporation or other entity or association (each, a “Person”) any of Employer’s information that is not available to the general public and concerns Employer, its parents, subsidiaries, affiliates or its customer, including, but not limited to, customer lists, employee lists, employee compensation information, customer information, pricing information, business plans, business strategies, trade secrets, or other proprietary information obtained during the course of Employee’s employment other than in the ordinary course of performing Employee’s duties hereunder.

(b) Non-Compete. Employee shall not, directly or indirectly, during the period of Employee’s employment and for the period of three years immediately following the voluntary termination of Employee’s employment without Good Reason (as hereinafter defined) or the involuntary termination of Employee’s employment with Cause (as hereinafter defined)

(together, the “Noncompetition Period”): (i) compete with Employer or engage in, own, operate, manage, have a proprietary interest in, extend financial assistance to, solicit, encourage, serve or be employed by any Person (other than Employer), which is then engaged in a business directly competitive with Employer’s business in any place where Employer is conducting business on the date hereof or during the Noncompetition Period (which shall include any county in which Employer sells services or products); or (ii) solicit or accept business from, or have a proprietary interest in, extend financial assistance to, serve or be employed by any Person (other than Employer or its affiliates), which solicits or accepts business from, any Person who is a customer of Employer on the date hereof or during the Noncompetition Period. Nothing herein shall prevent Employee from owning up to five percent of the outstanding stock of any publicly traded entity, regardless of the business in which such entity might be engaged.

(c) Non-Solicitation. During the period of Employee’s employment and for the period of three years immediately following the voluntary termination of Employee’s employment without Good Reason or the involuntary termination of Employee’s employment with Cause, Employee shall not in any manner, directly or indirectly:

(i) Entice, encourage or influence, or attempt to entice, encourage or influence, anyone who is an employee of Employer at the time of such termination to quit or leave the employ of Employer; or

(ii) Solicit, induce or attempt to induce any Person who is a customer or supplier of Employer at the time of such termination to cease being a customer or supplier of Employer or divert or take away, or attempt to divert or take away, from Employer the business or patronage of such customers or suppliers.

(d) Defined Terms.

(i) “Cause” means the termination of Employee’s employment by Employer or any of its subsidiaries as a result of (A) a demonstrated and material neglect or continued failure or refusal to perform the material duties of his or her position (other than any such failure resulting from his or her incapacity due to a Disability), (B) a conviction of a felony or a crime involving moral turpitude, other than a traffic offense that is not punished by a sentence of incarceration or a felony related to hunting live game, (C) proven or admitted fraud that is not de minimus and that has caused, is causing, or reasonably is likely to cause harm to Employer, (D) misappropriation, theft or embezzlement, in each case that is not de minimus, that has caused, is causing, or reasonably is likely to cause harm to Employer, (E) willfully, recklessly, or grossly negligently engaging in misconduct that is materially injurious to Employer or any of its subsidiaries, monetarily or otherwise or (F) use of illegal drugs in the course of, related to or connected with the business of Employer or any of its affiliates. For this purpose, no act, or failure to act, on the part of Employee shall be considered “willful” unless done, or omitted, by Employee not in good faith and without reasonable belief that his or her action or omission was in the best interest of Employer or any of its subsidiaries.

(ii) “Disability” means any medically determinable physical or mental impairment of sufficient severity such that, in the opinion of one physician, selected by

Employee from a group of three physicians from the Cleveland Clinic or the Mayo Clinic chosen by the Employer, Employee is unable to engage in any substantial gainful activity by reason of such impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or Employee is determined to be totally disabled by the Social Security Administration

(iii) “Good Reason” means the occurrence of any one of the following events: (A) any diminution in salary, bonus or benefits of Employee as set forth in these Terms, other than as specifically contemplated by these Terms, (B) a change of the main work location of Employee to a location outside of the greater San Antonio, Texas metropolitan area, or (C) the failure of Employer to pay any compensation in accordance with the terms hereof

4. Inventions. Employee agrees to disclose to Employer any and all inventions, improvements, discoveries, processes, programs, or systems that Employee develops or discovers during the period of time Employee is employed by Employer and that are related to any work or project that Employee works on or has knowledge of while employed at Employer or that Employee develops or discovers either using Employer equipment or resources or while on Employer time whether developed or discovered by Employee alone or with other Persons. Employee agrees that all such inventions, improvements, discoveries, processes, programs and systems and all memoranda, reports, drawings, designs, programs, art work, plans, insertions, processes, formulations, promotions, software and other materials or documents, whether or not confidential, created or developed by Employee (whether alone or with other Persons) pursuant to Employee’s employment are the sole and absolute property of Employer or the customer for whom any such item(s) was/were produced for any and all purposes. Employee agrees that Employee does not have and will not claim to have any right, title or interest of any kind or nature in or to such materials. Such intellectual property will be the sole and absolute property of Employer, and upon request of Employer, Employee will execute and deliver such assignments and other documents as Employer may consider appropriate to properly vest rights, titles and interests in such materials in Employer. Employer acknowledges that this Section 4 does not apply to any invention for which no equipment, supplies, facility or trade secret of Employer was used and which was developed entirely by Employee on his own time, unless (a) the invention relates to a business of Employer, or to Employer actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Employee for Employer.

EXECUTED effective as of the day and year first above written.

EMPLOYER:

GLOBAL CONTROLS & INSTRUMENTATION, LLC

By:	/s/ Frank W. Murphy III
Name: Frank W. Murphy III
Title: CEO

EMPLOYEE:

By:	/s/ Kennon Guglielmo
Kennon Guglielmo

4